Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-209515) and related Prospectus of Alphabet Inc. for the registration of its 3.625% Notes due 2021 and 3.375% Notes due 2024 and to the incorporation by reference therein of our reports dated February 11, 2016, with respect to the consolidated financial statements and schedule of Alphabet Inc., and the effectiveness of internal control over financial reporting of Alphabet Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 28, 2016